UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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RELIANT ENERGY, INC.

(Name of each Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(Formerly Reliant Resources, Inc.)

Proxy Statement

and

Notice of 2004 Annual Meeting

April 29, 2004

Notice of Annual Meeting of Stockholders

Dear Stockholder:

You are invited to attend the Reliant Energy, Inc. (formerly Reliant Resources, Inc.) 2004 Annual Meeting of Stockholders. The meeting will be held at the Doubletree Hotel-Allen Center, 400 Dallas Street, Second Floor, Houston, Texas, in Granger Ballroom A, at 9:00 a.m., central daylight time, on Wednesday, June 2, 2004. At the meeting, stockholders will be asked to:

1.	Elect two directors to our board of directors;

2.	Ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent auditors for 2004;

3.	Vote on a stockholder proposal requesting that the Compensation Committee of the Board of Directors adopt a policy requiring its executive officers to retain any shares of our common stock acquired through the exercise of stock options or restricted stock until 90 days after their termination from employment or other service with the Company; and

4.	Transact such other business that may properly come before the meeting.

Stockholders of record at the close of business on April 7, 2004 are entitled to vote. Each share entitles the holder to one vote. You may vote 1) by attending the meeting, 2) by completing the enclosed proxy card, 3) by voting on the Internet or 4) by voting by telephone. For specific voting information, see “Voting Information” on page 1. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or use telephone or Internet voting.

Attendance is limited to stockholders only. Check-in will begin at 8:15 a.m. Stockholders holding stock in brokerage accounts will need to bring a brokerage statement as proof of share ownership. Cameras and recording devices will not be allowed in the meeting. If you need special assistance at the Annual Meeting because of a disability, please contact our Assistant Corporate Secretary, Wendi Zerwas, at (713) 497-5636.

Sincerely,

Michael L. Jines
Senior Vice President,
General Counsel and Corporate Secretary

i

ii

RELIANT ENERGY, INC.

(formerly Reliant Resources, Inc.)

1000 Main Street

Houston, Texas 77002

(713) 497-3000

PROXY STATEMENT

General Information

This proxy statement contains information related to the Annual Meeting of Stockholders of Reliant Energy, Inc. (“Reliant” or the “Company”) to be held at 9:00 a.m., central daylight time, on Wednesday, June 2, 2004, at the Doubletree Hotel-Allen Center, 400 Dallas Street, Second Floor, Houston, Texas, in Granger Ballroom A. This proxy statement is being mailed to stockholders on or about May 4, 2004.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, ratification of our independent auditors and consideration of a stockholder proposal, if properly presented at the meeting.

What happened to the Company’s former name, Reliant Resources?

Prior to April 26, 2004, the Company’s corporate name was Reliant Resources, Inc. On April 26, 2004, we changed our corporate name to “Reliant Energy, Inc.” We changed our name in order to align our corporate name with our brand name. No action is required on your part in connection with the name change and your rights as a stockholder were not affected by the name change.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 7, 2004, the record date for the meeting, are entitled to receive notice of and participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

You may own common shares 1) directly in your name as the stockholder of record, 2) indirectly through a broker, bank or other holder of record or 3) indirectly in any of the following plans (collectively, the “Reliant Benefit Plans”):

•	Reliant Savings Plan; and

•	Reliant Union Savings Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, give your voting instructions on the Internet or by telephone or to vote in person at the Annual Meeting.

If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by following the instructions that accompany your proxy materials.

If you hold your shares indirectly in the Reliant Benefit Plans, you have the right to direct the trustee of the Reliant Benefit Plans how to vote by following the instructions that accompany your proxy materials.

What are the voting rights of holders of Reliant common stock?

Each outstanding share of Reliant common stock will be entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration and seating will begin at 8:15 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

How do I vote?

If you are a holder of record, you can vote by signing and returning your proxy card by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction form that accompanies your proxy materials.

If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting. The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person.

Can I vote by Internet?

If you are a registered stockholder (that is, if you hold shares in your name), you may vote your shares electronically through the Internet. Simply follow the instructions included with your proxy card. A vote through the Internet authorizes the named proxies in the same manner as if you signed and returned your proxy card by mail. If you hold your shares through a broker or nominee, please check your proxy voting instruction form to determine how you can vote through the Internet.

Can I vote by telephone?

If you are a registered stockholder (that is, if you hold shares in your name), you may vote by telephone by following the instructions included with your proxy card. A vote by telephone authorizes the named proxies in the same manner as if you signed and returned your proxy card by mail. If you hold your shares through a broker or nominee, please check your proxy voting instruction form to determine how you can vote by telephone. You may vote by telephone 24 hours a day.

Can I change my vote?

You can revoke your proxy at any time before your shares are voted if you 1) submit a written revocation to our Assistant Corporate Secretary by mail to Reliant Energy, Inc., 1000 Main Street, 12th Floor, Houston, Texas 77002 or by facsimile at (713) 497-0140, 2) submit a later-dated proxy (or voting instructions if you hold shares in street name), 3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Annual Meeting.

How do I vote shares in the Reliant Benefit Plans?

If you participate in the Reliant Savings Plan or the Reliant Union Savings Plan, you must return your voting instructions by 11:59 p.m., central daylight time on May 27, 2004. If your instructions are not received by that time, your shares will be voted in the same proportion as the shares for which timely participant directions have been received, except where doing so would be inconsistent with the provisions of Title I of the Employee Retirement Income Security Act of 1974 (as amended).

What are the Board’s recommendations?

The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board and, with respect to the ratification of the auditors, the Audit Committee, recommends a vote:

•	For election of the nominated slate of directors (see Item 1);

•	For ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal 2004 (see Item 2); and

•	Against approval of the stockholder proposal (see Item 3).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What constitutes a quorum?

We will have a quorum, and will be able to conduct the business of the Annual Meeting, if the holders of a majority of the shares entitled to vote are represented in person or by proxy at the meeting. As of the record date, 295,675,405 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of at least 147,837,703 shares of common stock will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the votes considered to be present at the meeting. A broker non-vote occurs when a broker lacks discretionary voting power to vote on a specific matter (e.g., non-routine proposals) and a beneficial owner fails to give the broker voting instructions on that matter.

What vote is required to approve each item?

•	Election of Directors. The affirmative vote of a plurality of the votes cast by the holders of shares entitled to vote at the meeting is required for the election of directors. A properly executed proxy card marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

•	Ratification of Our Auditors. The affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the item will be required for ratification. A properly executed proxy card marked “Abstain” with respect to this matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

•	Adoption of Stockholder Proposal. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy card marked “Abstain” with respect to this matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

How are votes counted?

In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote. In counting votes on the proposals:

•	We count votes withheld for one or more nominees as votes cast for the election of directors. Brokers have discretion to vote on election of directors absent voting instructions.

•	We do not count abstentions as votes cast on our proposal to ratify the selection of auditors. Therefore, abstentions will have no impact on the outcome of this proposal. Brokers have discretion to vote on the proposal to ratify the selection of auditors absent voting instructions.

•	Due to the vote required to approve the stockholder proposal, abstentions will have the same impact as a negative vote on this proposal. We do not count broker non-votes as votes cast on this proposal, and broker non-votes will have no impact on the outcome of this proposal.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted by the persons named in the proxy card in accordance with the recommendations of the Board.

Is my vote confidential?

We maintain the confidentiality of the votes of individual stockholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a stockholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the stockholder voted. In addition, the Inspector of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Corporate Governance

The following sections summarize information about how we are governed by our Board of Directors, the criteria the Board uses in selecting its nominees, how stockholders may participate in the nomination process, and our Board’s compensation.

Governance of the Company

Corporate Governance Guidelines

We are committed to having sound corporate governance principles. To evidence this commitment, the Board has adopted Corporate Governance Guidelines, which, along with the charters of the Board Committees, our Business Ethics Policy and our Corporate Compliance Program, provide the framework for the governance of the Company. A complete copy of our Corporate Governance Guidelines, the charters of all our Board Committees (Audit, Compensation and Nominating & Governance), the Business Ethics Policy and the Corporate Compliance Program are available on our Investor Relations website, which can be reached through a link at http://www.reliant.com/corporate. A copy of our Audit Committee charter is also attached as “Appendix A” to this proxy statement.

Substantial Majority of Independent Directors

Our Corporate Governance Guidelines require that the Board be composed of a substantial majority of directors who meet the criteria for independence established by the New York Stock Exchange.

Pursuant to our Corporate Governance Guidelines, the Nominating & Governance Committee of our Board annually reviews relationships between each director and the Company and reports the results of its review to the Board, which then determines which directors satisfy the applicable independence standards. In March 2004, the Committee undertook its annual review of director independence. The Committee considered, among other things, transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Committee also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

In March 2004, our Board determined that the following incumbent directors are independent of the Company and its management: Ms. Perez and Messrs. Barnett, Breeding, Caldwell, Miller, and Transier. The Board’s determination was subject to further consultation with the New York Stock Exchange concerning the application of Section 303A.02(b)(v) of the Listed Company Manual to Mr. Barnett’s relationship with his former law firm, Baker Botts LLP (“Baker Botts”). Baker Botts provides certain ongoing legal services to the Company, but given the limited nature of Mr. Barnett’s relationship with Baker Botts (i.e., his status as a retired a partner), the Board determined that he has no material relationship with the Company. Mr. Barnett, a former managing partner of Baker Botts, retired from the firm in 1997. He holds the title of Senior Counsel to the firm in recognition of his past services and contribution to the firm and his continued involvement in numerous charitable and civic activities. Since his retirement, he has received from the firm a fixed payment benefit, in addition to his normal retirement benefits, in recognition of his continued participation in these charitable and civic activities. Effective as of the date of our Annual Meeting, Mr. Barnett will relinquish his title as Senior Counsel and terminate the fixed payment arrangement thereby meeting the requirements specified in Section 303A.02(b)(v) of the Listed Company Manual. Mr. Staff, the Chairman of the Board and our Chief Executive Officer, is not considered an independent director because he has an employment relationship with the Company.

Code of Business Conduct

We have adopted a Business Ethics Policy that constitutes a code of conduct and ethics for directors, officers and employees. The Policy requires that any waiver of the Policy be made only by the Board or an independent committee of the Board and that any such waiver be disclosed as required by law and regulation. In 2003, we granted no waivers of the Business Ethics Policy for any of our directors or executive officers.

Among other things, the Business Ethics Policy addresses:

•	Conflicts of interest

•	Corporate opportunities

•	Confidentiality

•	Fair dealing

•	Protection and use of our assets

•	Compliance with laws, rules and regulations (including insider trading laws)

•	Encouraging the reporting of any illegal or unethical behavior

Corporate Compliance Program

We have also adopted a Corporate Compliance Program that implements measures to ensure compliance with the terms of the Business Ethics Policy. The compliance program is subject to oversight by the Audit Committee. Additionally, we have a Corporate Compliance Officer responsible for implementing and reviewing measures to ensure compliance with the Business Ethics Policy. Our Corporate Compliance Officer works with the Office of Ethics and Compliance, a group composed of our senior executive management, as well as management representatives from each of our functional areas, to monitor compliance with the Business Ethics Policy and ensure the current policies and controls are adequate to ensure that our business practices are consistent with the Business Ethics Policy.

Board Structure and Committee Composition

Board and Committee Meetings

Our business is managed by our employees under the direction and oversight of the Board. During 2003, the Board met 31 times. All of our directors attended at least 75 percent of the meetings of the Board and Board committees on which they served in 2003 (during the period for which such director served).

The following table lists our three Board committees, the directors who currently serve on them and the number of committee meetings held in 2003.

Committee	Members	Number of Meetings Held in 2003
Audit Committee	Laree E. Perez (Chairman) Donald J. Breeding William L. Transier	17

Compensation Committee	William L. Transier (Chairman) E. William Barnett Steven L. Miller	4

Nominating & Governance Committee	E. William Barnett (Chairman) Donald J. Breeding Kirbyjon H. Caldwell Steven L. Miller Laree E. Perez	5

Summary of Committee Responsibilities

The following is a summary of the responsibilities and composition of each committee of the Board.

Audit Committee

The purpose of the Audit Committee, as reflected in its charter attached as Appendix A, is to oversee:

•	the quality and integrity of the financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence;

•	our compliance program and the activities of the Corporate Compliance Officer and Chief Risk Officer; and

•	the performance of our internal audit function and independent auditors.

In addition, our Audit Committee annually conducts a review of the Company’s environmental policies and initiatives, including discussions with management about the Company’s policies and initiatives relating to greenhouse emissions.

Laree E. Perez, Donald J. Breeding and William L. Transier serve on the Audit Committee. The Board has determined that all of the members of the Audit Committee are independent directors within the meaning of Securities and Exchange Commission (“SEC”) regulations, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. The Board has determined that Ms. Perez, the chairperson of the Audit Committee, and Mr. Transier are qualified as audit committee financial experts within the meaning of SEC regulations. In addition, the Board has determined that each member of the

Audit Committee has the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. None of the members of our Audit Committee simultaneously serves on the Audit Committee of more than three public companies.

Nominating & Governance Committee

The Nominating & Governance Committee is responsible for advising the Board about and recommending to the Board appropriate corporate governance practices and assisting the Board in implementing those practices. The Nominating & Governance Committee reports to the Board regarding, and recommends to the Board for adoption, appropriate corporate governance guidelines and modifications to these guidelines. In addition, the Nominating & Governance Committee assists the Board in identifying individuals qualified to become board members, and recommends to the Board director nominees for election at the Annual Meeting of Stockholders or for appointment to fill vacancies. The Nominating & Governance Committee also leads the Board in its annual review of the performance of the Board and its committees. The Nominating & Governance Committee also annually reviews relationships between each director and the Company and reports the results of its review and makes appropriate recommendations for final action to the Board. The chairman of the Nominating & Governance Committee is designated as the Lead Director who, in turn, is responsible for presiding over meetings of non-management directors as a whole and working with the Chairman of the Board to set agenda items for the Board’s consideration.

E. William Barnett, Donald J. Breeding, Kirbyjon H. Caldwell, Steven L. Miller and Laree E. Perez serve on the Nominating & Governance Committee. The Board has determined that, as of the date of the Annual Meeting, all of the members of the Nominating & Governance Committee will be independent directors within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

Compensation Committee

The Compensation Committee, in accordance with its charter, has direct responsibility for the following:

•	review, evaluation, and approval of agreements, plans, policies and programs to compensate our officers and directors;

•	oversight of plans, policies and programs to compensate employees;

•	the production of a report on executive compensation each year for inclusion in the proxy statement for the Annual Meeting of Stockholders;

•	evaluation of the performance of the Chief Executive Officer and executive management; and

•	the determination of compensation of the Chief Executive Officer and such other members of executive management as the Compensation Committee deems appropriate.

William L. Transier, E. William Barnett and Steven L. Miller serve on the Compensation Committee. The Board has determined that, as of the date of the Annual Meeting, all of the members of the Compensation Committee will be independent directors within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

Meetings of Non-Management Directors

To facilitate candid discussion by our non-management directors regarding our management, the agenda for every regularly-scheduled Board meeting provides for a meeting of non-management directors in executive session. The Chairman of the Nominating & Governance Committee is designated as the Lead Director empowered under our Corporate Governance Guidelines to preside over meetings of non-management directors as a whole, assist in the preparation of the agenda for each meeting and review each such agenda in advance of the meeting for which it was prepared.

Director Nominations

Director Qualifications and Nomination Process

The Nominating & Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may retain a third-party executive search firm to assist it in identifying candidates. The Committee maintains a current biographical profile of potential director candidates.

Once the Nominating & Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Committee determines, in consultation with the Chairman of the Board and other members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines and the charter of the Nominating & Governance Committee, including:

•	A candidate’s experience;

•	Independence (as defined by applicable New York Stock Exchange and SEC rules);

•	Knowledge;

•	Commitment to our core values;

•	Skills, expertise, independence of mind and integrity;

•	Relationships with the Company;

•	Service on the boards of directors of other companies;

•	Openness, ability to work as part of a team and willingness to commit the required time; and

•	Familiarity with the Company and its industry.

The Nominating & Governance Committee also considers the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board and other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, and the need for Audit Committee expertise.

In connection with its evaluation, the Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Committee, and others as appropriate, may interview prospective nominees in person. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

We did not pay any third party a fee to assist in the process of identifying or evaluating nominees for election as Class II directors at the 2004 Annual Meeting. We did not receive any director candidates for election as Class II directors at the 2004 Annual Meeting put forward by a stockholder or group of stockholders who beneficially own more than 5 percent of our common stock.

Submission of Stockholder Nominations to the Board of Directors

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporate Secretary, Reliant Energy, Inc., 1000 Main Street, 12th Floor, Houston, Texas 77002. The notice should be addressed to the attention of the Corporate Secretary or any member of the Nominating & Governance Committee in care of the Corporate Secretary. The notice should include whatever supporting material the stockholder considers appropriate. The Nominating & Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our bylaws relating to stockholder nominations as described in “Additional Information—Stockholder Proposals,” below.

Stockholder Communications to the Board

Stockholders and other parties interested in communicating directly with the Chairman of the Nominating & Governance Committee, who is designated as the Lead Director, the non-management directors as a group or the Board regarding the Company may do so by writing to the Lead Director, in care of the Corporate Secretary at 1000 Main Street, 12th Floor, Houston, Texas 77002, Attn: Corporate Secretary. Instructions on how to communicate with the Board are also available on our Investor Relations website, which can be reached through a link at http://www.reliant.com/corporate

Additionally, under the terms of our Business Ethics Policy, anyone desiring to raise a complaint or concern regarding accounting issues or other compliance matters directly with the Audit Committee has the ability to do so by contacting Pinkerton Compliance Services at the following address:

Reliant Energy Compliance Hotline

P.M.B. 3767

Pinkerton Compliance Services

13950 Ballantyne Corporate Place

Charlotte, North Carolina 28277

Such concerns will be forwarded directly to the Chairman of the Audit Committee.

Effective March 2004, the Nominating & Governance Committee of the Board approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, our Corporate Secretary reviews all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or subcommittees thereof or that he otherwise determines requires their attention. Directors may at any time request copies of all correspondence received by the Company that is addressed to members of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding director attendance at our Annual Meeting, all of our directors attended the 2003 Annual Meeting and we expect all will be present for the 2004 Annual Meeting.

Compensation of Directors

Annual Compensation. Each non-employee director receives an annual retainer of $45,000 and a fee of $2,000 for each Board and committee meeting attended. Those directors who serve on committees, other than the Audit Committee, also receive a $5,000 committee retainer for each committee on which he or she serves. Directors on the Audit Committee receive a $10,000 committee retainer. Beginning in the second quarter of 2004, directors will be allowed to choose to receive their annual and committee compensation in one of the following forms:

•	Cash.

•	Common stock. A director who chooses this form will receive his/her compensation in stock at the end of each quarter. In addition, a director electing common stock will receive a 25 percent premium payable in certificated restricted stock which vests following the end of the director’s current term.

•	Restricted stock units. A director who chooses this form will receive his/her compensation plus a 25 percent premium in restricted stock units. The units attributable to the director’s retainers are vested at the earlier of the director’s termination of service as a Board member or the end of the current term. The premium units vest at the end of the director’s current term.

2003 Equity Compensation Grants. In 2003, each incumbent non-employee director received a one-time initial stock grant of 5,000 shares of restricted stock. Upon their appointment to the Board, Pastor Caldwell and Mr. Miller also received a one-time initial stock grant of 5,000 shares of restricted stock. Each non-employee director receives an annual grant of 2,500 shares of restricted stock and 5,000 stock options.

Deferred Compensation. Directors can elect to defer all or a portion of their annual retainer and/or meeting fees.

Director Stock Ownership

Under our Corporate Governance Guidelines, within a reasonable period of time after election to the Board, each director is encouraged to own stock in the Company in an amount appropriate to his or her financial circumstances.

Items to be Voted on by Stockholders

ITEM 1: Election of Directors

Our Board is divided into three classes having staggered terms. Our Chairman and Chief Executive Officer, Joel V. Staff, together with Kirbyjon H. Caldwell and Steven L. Miller are designated as our Class I directors. The term of office of our Class I directors expires at our 2006 Annual Meeting. The initial term of office of the Class II directors, Laree E. Perez and William L. Transier, will expire at our 2004 Annual Meeting and the initial term of office of the Class III directors, E. William Barnett and Donald J. Breeding, will expire at our 2005 Annual Meeting. Following election to the Board, each class of directors will serve for a term of three years and until their successors are elected and qualified.

Based on recommendations from our Nominating & Governance Committee, our Board has nominated its current Class II directors, Ms. Perez and Mr. Transier, for reelection to our board of directors as Class II directors. We have no reason to believe that either Ms. Perez or Mr. Transier will be unavailable for election; however, if either nominee becomes unavailable for election, our Board can name a substitute nominee and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

OUR BOARD RECOMMENDS A VOTE FOR THE CLASS II DIRECTOR NOMINEES.

We describe below the principal occupations and other information about our nominees to our Board and our incumbent members.

Nominees for Class II Directors—Term Expiring 2007

Laree E. Perez	Director since April 2002
Age 50

Ms. Perez has served as an independent financial consultant with The Medallion Company since September 2002. From February 1996 to September 2002, she served as Vice President of Loomis, Sayles & Company, L.P.

William L. Transier	Director since December 2002
Age 49

Mr. Transier has served as Co-Chief Executive Officer of Endeavour International Corporation since February 2004. From October 2003 to February 2004, he served as Co-Chief Executive Officer of NSNV, Inc. and its predecessor company North Sea New Ventures, LLC. From March 1999 to April 2003, Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. From September 1998 to March 1999, he served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation. Mr. Transier also serves on the Board of Directors of Cal Dive International, Inc. and is a member of its audit committee.

Incumbent Class I Directors—Term Expiring 2006

Joel V. Staff	Director since October 2002
Age 60

Mr. Staff has served as Chairman and Chief Executive Officer of the Company since April 2003. From May 2001 to May 2002, he was Executive Chairman of National-Oilwell, Inc. From July 1993 to May 2001, Mr. Staff served as Chairman, President, and Chief Executive Officer of National-Oilwell, Inc. He also serves on the Board of Directors of National-Oilwell, Inc. and Ensco International Incorporated. Mr. Staff is a member of the audit committee of Ensco International Incorporated.

Kirbyjon H. Caldwell	Director since August 2003
Age 50

Pastor Caldwell has served as Senior Pastor of Windsor Village Methodist Church since June 1982. He also serves on the Board of Directors of Continental Airlines.

Steven L. Miller	Director since August 2003
Age 58

Mr. Miller has served as Chairman and President of SLM Discovery Ventures, Inc. since September 2002. He has also served as Chairman of CEO Initiative-Diversity Best Practices since January 2003, Chairman of Momentum Bio Ventures, Inc. since February 2003, and Chairman and President of SLM Exploration Ventures since April 2003. From July 1999 to September 2002, Mr. Miller served as Chairman, President, and Chief Executive Officer of Shell Oil Company. From 1996 to July 1999, he served as Managing Director of Royal Dutch Petroleum Company and as a Managing Director of the Royal Dutch/Shell Group of Companies. He also serves on the Board of Directors of Applied Materials, Inc.

Incumbent Class III Directors—Term Expiring 2005

E. William Barnett	Director since October 2002
Age 71

Mr. Barnett is a member of the Board of Directors of numerous educational, health care and community organizations, including chairman of the Board of Trustees of Rice University and Life Trustee of The University of Texas Law School Foundation. Mr. Barnett is a retired managing partner of Baker Botts LLP. He holds the title of Senior Counsel to Baker Botts in recognition of his past contributions and services to the firm and his involvement in numerous charitable and community activities. Effective as of the date of our Annual Meeting, Mr. Barnett will relinquish his title as Senior Counsel.

Donald J. Breeding	Director since October 2002
Age 69

Mr. Breeding has been President and Chief Executive Officer of Airline Management, LLC since 1997. Mr. Breeding also serves on the Board of Directors of Pinnacle Airlines, Inc. and Miami Air International.

ITEM 2: Ratification of Appointment of Independent Auditors

Our Audit Committee annually reviews our choice of independent auditors and considers the benefits and detriments of changing independent audit firms. We do not have a policy that sets a term limit for our independent auditors, although some commentators have proposed that public companies adopt some form of audit firm “rotation” policy. In connection with its annual review, the Audit Committee will, as was done in 2003, consider the advisability and ramifications of a formal rotation policy.

Our Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct our annual audit for 2004. Deloitte & Touche LLP has served as our independent auditors since our incorporation in 2000. Ratification requires the affirmative vote of a majority of the shares entitled to vote on, and voted for or against, the matter, represented in person or by proxy at the Annual Meeting. If the appointment is not ratified by our stockholders, our Audit Committee may reconsider the appointment.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they wish. They will be available to respond to questions from stockholders at the meeting.

OUR BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

ITEM 3: Stockholder Proposal—Executive Compensation (Mr. Charlie Gus Nelson, Jr.)

We have been notified that Mr. Charlie Gus Nelson, Jr., whose address is 4345 Allen Genoa, Pasadena, Texas 77504 and who is a holder of 1,784 shares of our common stock, intends to present the following proposal for consideration at the Annual Meeting:

RESOLVED, that the shareholders of RELIANT RESOURCES corporation (the “Company”) request the Compensation Committee (the “Committee”) of the Board of Directors to adopt a policy requiring its executive officers to retain any shares of the Company common stock acquired through the exercise of stock options or restricted stocks until 90 days after their termination from employment or other service with the Company (except to the extent necessary to pay the exercise price and/or any accompanying tax obligations.)

Statement of Support: According to the performance chart in the Company’s 2003 proxy statement, its total return to shareholders dropped over $80 in the 20 month period since its initial public offering in May 2001, which was worse than the performance of its broad market and peer group indexes for the same period. Despite the Company’s under performance, in 2002 all its executive officers received increased cash compensation and option grants ranging from 130,000 to 700,000. In our opinion, the Company’s compensation needs to be revised. We specifically urge the Company to align its executive officers interest with long-term shareholders interest by limiting the danger of “pump and dump” stock compensation plans.

An article in the October 11th 2003 issue of The Economist magazine observed that top executives at many corporations have pumped up their company’s share price in the short term so that they could exercise their options and dump their stock for a quick profit.

We submit that the stock ownership policy at Cinergy, another electric utilities company, is an effective way to combat “pump and dump” and to align the interest of executive officers with shareholders. Cinergy has adopted a policy where its directors, the Chief Executive Officer and the executive officers have agreed to retain shares of common stock acquired through the exercise of stock options until 91 days after their termination from employment or other services with Cinergy. We urge that this same policy be adopted by the Company for its executive officers and be expanded to include restricted stock as well.

We urge stockholders to vote FOR this proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THESE REASONS:

The Board believes that the stockholder’s proposal, which calls for the Board to adopt a policy requiring its executive officers to retain any shares of our common stock acquired through the exercise of stock options or restricted stock until 90 days after their termination from employment or other service with the Company, is unduly restrictive.

It is the Board’s judgment that imposition of the proposed restriction could impede the ability of the Company to recruit or retain talented management. Among other things, the Board notes that the imposition of fixed retention periods for common stock acquired through option exercise is a minority practice among its competitors.

To encourage stock ownership by management and alleviate concerns regarding a “pump and dump” strategy by our officers, the Company encourages each officer to own stock in the Company in an amount appropriate to his or her financial circumstances.

The Board believes that the concerns raised in the proponent’s supporting statement regarding the misuse of inside information by executive officers are addressed by existing criminal and civil legal prohibitions against insider trading. In addition, the Company has adopted a strict insider trading policy applicable to all employees, including executives, that prohibits employees from selling shares, or entering into derivative transactions with respect to Company securities, at a time when the employee is in possession of material non-public information. Pursuant to Section 16 of the Securities Exchange Act of 1934, our named executive officers must also report specified transactions in Company stock within two business days of the completion of such transactions. These filings are available for review by our stockholders on our Investor Relations website at http://www.reliant.com/corporate.

As a result of the foregoing, it is the Board’s opinion that the proposal is unnecessary and that you should vote AGAINST the submitted proposal.

Stock Ownership

Directors and Executive Officers

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table below and the directors and executive officers as a group. Except as otherwise indicated, all information is as of March 31, 2004:

Name and Address of Beneficial Owner(1)	Aggregate Number of Shares Beneficially Owned(2) (3) (4)		Acquirable Within 60 Days (5)	Percent of Class Outstanding (6)
Donald J. Breeding	10,920		1,666	*
E. William Barnett	33,610		1,666	*
Kirbyjon H. Caldwell	5,000		—	*
Robert W. Harvey	520,160		949,969	*
Mark M. Jacobs	407,442		176,888	*
Michael L. Jines	15,275		117,875	*
R. Steve Letbetter	778,656	(7)	2,691,812	1.2%
Steven L. Miller	5,000		—	*
Laree E. Perez	9,865		1,666	*
James B. Robb	26,472		13,400	*
Joel V. Staff	759,678		551,981	*
William L. Transier	32,216		1,666	*
All directors and executive officers as a group (15 persons)(8)	1,984,386		1,979,945	1.3%

*	Indicates that such director’s or officer’s ownership does not exceed 1% of our outstanding common stock.

(1)	The address of each beneficial owner is c/o Reliant Energy, Inc., 1000 Main Street, Houston, Texas 77002.
(2)	The number of shares shown includes shares that are individually owned or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.
(3)	For executive officers, the number of shares listed includes the following interest in shares held in our savings and investment plans as of March 31, 2004: Mr. Harvey—417 shares; Mr. Jacobs—542 shares; Mr. Jines—781 shares ; Mr. Robb—123 shares and all executive officers as a group—4,870 shares.
(4)	Excludes restricted stock award units awarded to executives under our 2002 Long Term Incentive Plan, which vest on a performance basis.
(5)	Reflects the number of shares that could be purchased by exercise of options available at March 31, 2004, or within 60 days thereafter.
(6)	Based on the number of shares outstanding at March 31, 2004.
(7)	Shares beneficially owned as of April 13, 2003, the date of Mr. Letbetter’s last Form 4 filing.
(8)	Total shares owned by all directors and executive officers as a group excludes shares beneficially owned by Mr. Letbetter, as he is no longer an executive officer of the Company.

Principal Stockholders

The following table sets forth information about persons whom we know to be the beneficial owners of more than five percent of the issued and outstanding common stock based solely on our review of the Schedule 13G Statement of Beneficial Ownership filed by such person with the SEC as of the date of such filing:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, Inc. One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, Texas 75204-2429	33,937,991	11.52%

Vanguard Windsor Funds—Vanguard Windsor II Fund 100 Vanguard Boulevard Malvern, Pennsylvania 19355	20,690,743	7.02%

PEA Capital LLC 1345 Avenue of the Americas, 49th Floor New York, New York 10105	16,948,700	5.8%

Northern Trust Corporation(1) 50 South LaSalle Street Chicago, Illinois 60675	16,535,364	5.61%

(1)	Includes shares owned by the following wholly-owned subsidiaries of Northern Trust Corporation—The Northern Trust Company, Northern Trust Bank of California, NA, Northern Trust Bank of Florida, NA, Northern Trust Bank of Texas, NA, Northern Trust Investments, N.A., Northern Trust Bank, FSB and Northern Trust Company of Connecticut.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and holders of more than 10% of Reliant’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of Reliant’s common stock. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our officers and directors complied during 2003 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

Stock Price Performance Graph

The following graph shows the annual change in the cumulative total stockholder return on our common stock since our initial public offering in May 2001, as well as the S&P 500 Index, and a group of our peer companies comprised of Calpine Corp., Dominion Resources, Inc., Duke Energy Corp., Dynegy, Inc., El Paso Corp., Exelon Corp., Mirant Corp., TXU Corp., The Williams Companies, Inc. and us for the same period. Reliant common stock trades on the New York Stock Exchange under the symbol “RRI.”

Comparison of Cumulative Total Return

Among Reliant Energy, Inc., S&P 500 Index and Peer Group

of Companies from May 1, 2001 through December 31, 2003 (1)(2)

(1)	Assumes that the value of the investment in our common stock and each index was $100 on May 1, 2001, the date of our initial public offering.
(2)	Historical stock price performance is not necessarily indicative of future price performance.

Executive Compensation Tables

The following tables set forth cash and non-cash compensation earned by or awarded to the Chairman and Chief Executive Officer, each of the four next most highly compensated officers, and the former Chairman and Chief Executive Officer for the three years ended December 31, 2003.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary (1)	Bonus (1)	Other Annual Compensation	Restricted Stock Awards (2)	Securities Underlying Options (3)	LTIP Payouts (4)	All Other Compensation (5)
Joel V. Staff (6) Chairman and Chief Executive Officer	2003	$510,389	$1,518,433	$8,464	$1,501,875	1,188,440	—	$9,579

Robert W. Harvey Executive Vice President, Power Generation and Supply	2003 2002 2001	575,000 575,000 568,750	860,000 — 773,500	652 2,701 2,720	2,141,200 — 901,345	212,000 340,000 420,000	15,772 237,314 —	100,925 154,321 166,573

Mark M. Jacobs (7) Executive Vice President and Chief Financial Officer	2003 2002	550,000 202,865	825,000 —	24,270 —	720,800 959,629	212,000 318,667	— —	45,700 11,870

Michael L. Jines Senior Vice President, General Counsel and Corporate Secretary	2003 2002 2001	301,667 261,250 242,500	270,600 89,000 145,838	— 1,990 20,688	29,370 — —	16,750 50,300 52,520	4,897 49,751 9,533	42,560 38,099 37,902

James B. Robb (7) Senior Vice President, Retail Marketing	2003 2002	315,000 45,341	261,900 75,000	42,857 5,639	67,320 —	40,200 —	— —	92,938 14,181

R. Steve Letbetter (8) Former Chairman and Chief Executive Officer	2003 2002 2001	407,047 1,000,000 983,750	— — 1,739,270	1,117 44,919 2,514	1,536,987 — 1,690,000	500,000 700,000 850,000	32,172 379,079 812,479	9,537,664 208,690 315,542

(1)	The amounts reported include salary and bonus earned as well as earned but deferred compensation. Mr. Staff’s reported salary includes $66,200 in cash compensation and $50,250 for the value of 7,500 shares of common stock received for service as a non-employee member of our Board prior to April 2003. Mr. Staff’s reported bonus includes $685,100 for the value of 155,000 shares of common stock received as a bonus upon completion of his services as interim Chairman and Chief Executive Officer.
(2)	This column shows the value of restricted stock unit awards on the date of grant. For 2003, Messrs. Staff, Harvey, Jacobs, Jines, Robb and Letbetter were awarded the following restricted stock units: 337,500; 424,000; 212,000; 8,250; 19,800; and 500,000, respectively. Except as otherwise noted below, the restricted stock awards reported will vest at least three years from the date of grant. Of the restricted stock awards made to named executive officers, 1,144,878 will vest, in whole or in part, in under three years from the date of grant. The 337,500 restricted stock units awarded to Mr. Staff in 2003 will vest in three equal annual installments beginning August 28, 2004. The 205,488 restricted stock units awarded to Mr. Jacobs in 2002 began vesting in three equal annual installments on July 29, 2003. The restricted stock units reported for Mr. Letbetter include 50,000 restricted stock units that vested January 2, 2004 and 551,890 restricted stock units that vested April 13, 2004.
The number of performance vesting restricted stock units, the number of time vesting restricted stock units, the total number of restricted stock units and the aggregate value of the restricted stock units (including the amount in this column) held on December 31, 2003, was as follows:

Name	Performance Vesting Awards	Time Vesting Awards	Total Awards	Value
Joel V. Staff	—	337,500	337,500	$2,484,000
Robert W. Harvey	120,000	450,667	570,667	4,200,109
Mark M. Jacobs	25,488	348,992	374,480	2,756,173
Michael L. Jines	4,400	8,250	12,650	93,104
James B. Robb	—	19,800	19,800	145,728
R. Steve Letbetter	—	601,890	601,890	4,429,910

The performance vesting restricted stock units are presented at the target payout levels and the awards vest at the end of a three-year performance period. If the required Company performance targets are not met at the end of the period and the officer is an active employee at the end of such period, all unvested restricted stock units are forfeited. If at any time during the performance period, the officer’s employment is terminated due to death, disability or retirement, the officer’s right to receive the target performance restricted stock units shall vest at the time of such termination in the same proportion as the number of days elapsed in the period as of the date of such termination of employment bears to the total number of days in the period. Upon a change of control (as defined under the plan), the officer would receive a cash payment equal the value of the maximum number of performance shares that may be awarded under the terms of the agreement. Shares of restricted stock units that are subject to a time vesting schedule will vest in accordance with the terms and conditions detailed in the underlying award agreements. In the event dividends are paid on the underlying restricted stock units, dividend equivalents accrue on the restricted stock units.
(3)	Securities underlying options are shares of our common stock.
(4)	Amounts reported for 2001 and 2002 represent the dollar value of CenterPoint common stock paid out in that year based on the achievement of performance goals for the three-year performance period ended in the prior year plus dividend equivalent accruals during the performance period. Amounts reported in 2003 represent the dollar value of our common stock paid out in that year based on the achievement of performance goals for the three-year performance period ended in the prior year.
In connection with the 2002 spin-off of the Company from CenterPoint, all outstanding performance share units for the three-year performance period ended December 31, 2002 were converted to CenterPoint and Company equivalent share units. The amounts reported in the table for 2003 do not include the value of the CenterPoint common stock of $80,435, $24,964 and $164,089 that Messrs. Harvey, Jines and Letbetter received in connection with the conversion.
(5)	Amounts reported for 2003 include the following:

Joel V. Staff	Matching and profit sharing contributions to our savings plan and the savings restoration component of our deferral plan ($9,579).
Robert W. Harvey	Matching and profit sharing contributions to our savings plan and to the savings restoration component of our deferral plan ($47,700), the economic benefit of executive life insurance coverage ($1,185) and the loan principal and interest forgiveness in connection with Mr. Harvey’s initial employment ($52,040).
Mark M. Jacobs	Matching and profit sharing contributions to our savings plan and the savings restoration component of our deferral plan ($45,700).
Michael L. Jines	Matching and profit sharing contributions to our savings plan and to the savings restoration component of our deferral plan ($34,544) and above market interest earned on account balances in the Reliant Resources, Inc. Successor Deferral Plan ($8,016).
James B. Robb	Matching and profit sharing contributions to our savings plan and the savings restoration component of our deferral plan ($34,460) and imputed income recognition for relocation and moving expenses under the relocation assistance program ($58,478).
R. Steve Letbetter	Severance payment made in May 2003 ($7,647,946), the value of 193,110 shares of common stock ($846,787) that vested in connection with Mr. Letbetter’s resignation and in accordance with the provisions of the underlying award agreements, payments made for consulting services provided in 2003 pursuant to the terms his amended severance agreement ($715,909), remaining payments to be made in 2004 for consulting services covered under the same agreement ($284,091), matching and profit sharing contributions to our savings plan and the savings restoration component of our deferral plan ($27,341) and above market interest earned on account balances in the Reliant Resources, Inc. Successor Deferral Plan ($15,590). For additional information, see “Employment Agreements—Arrangements entered into with Former CEO.”

(6)	Mr. Staff has served as Chairman and Chief Executive Officer since April 2003 and has been a member of our Board since October 2002.
(7)	Messrs. Jacobs and Robb became executive officers of the Company in July 2002 and November 2002, respectively.
(8)	Mr. Letbetter resigned as Chairman and Chief Executive Officer in April 2003.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in 2003	Exercise Price per Share	Expiration Date	Grant Date Present Value (2)
Joel V. Staff (3)	5,000	0.11%	$3.515	3/12/2013	$14,300
	550,315	11.64%	4.885	5/08/2013	2,168,241
	633,125	13.39%	4.420	8/28/2013	2,209,606
Robert W. Harvey	212,000	4.49%	3.505	3/10/2013	604,200
Mark M. Jacobs	212,000	4.49%	3.505	3/10/2013	604,200
Michael L. Jines	16,750	0.35%	3.505	3/30/2013	47,738
James B. Robb	40,200	0.85%	3.505	3/10/2013	114,570
R. Steve Letbetter (4)	500,000	10.58%	3.505	4/16/2006	1,425,000

(1)	Unless otherwise noted herein, the options reported in the table have a term of 10 years, subject to earlier termination in most cases upon the executive officer’s termination of service with the Company. The stock options granted in 2003 vest one-third on each of the first three anniversaries of the grant. Generally, any unvested options become fully exercisable in the event of a “change in control” or upon retirement, disability or death as defined in the underlying stock option award agreements.
(2)	The Black-Scholes pricing model was used to calculate the grant date present value of the stock options. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated based upon the Black-Scholes model. The values shown have not been reduced to reflect the non-transferability of the options or the vesting or forfeiture provisions. The following table lists key input variables used in valuing the options:

Expiration Date:	4/16/2006	3/10/2013	3/12/2013	3/30/2013	5/08/2013	8/28/2013
Expected life in years	5	5	5	5	5	5
Risk-free interest rate	2.54%	2.54%	2.57%	2.78%	2.62%	3.42%
Estimated volatility	114.98%	114.98%	114.98%	114.88%	112.99%	107.47%

(3)	The 550,315 stock options reported in the table for Mr. Staff granted on May 8, 2003 vest monthly in equal amounts over a one-year period that began May 14, 2003.
(4)	In connection with his resignation, the stock options reported for Mr. Letbetter became immediately exercisable.

Aggregated Option Exercises in Last Fiscal

Year and Fiscal Year-End Option Values

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joel V. Staff	—	$—	458,600	729,840	$1,141,914	$2,118,555
Robert W. Harvey	—	—	625,970	578,667	30,955	820,440
Mark M. Jacobs	—	—	106,222	424,445	274,584	1,369,610
Michael L. Jines	—	—	78,018	67,791	4,117	64,823
James B. Robb	—	—	—	40,200	—	155,574
R. Steve Letbetter	—	—	2,691,812	—	2,014,848	—

(1)	Based on the average of the high and low sales prices of Company common stock on December 31, 2003.

Equity Compensation Plan Information

The following table provides information as of December 31, 2003, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)	20,820,375	(3)	$14.96	29,120,588	(4)

Equity compensation plans not approved by security holders (5)	5,320,056		$8.28	3,704,548

Total	26,140,431		$13.69	32,825,136

(1)	Excludes performance vesting and time vesting restricted stock units, which are included in column (a) but which do not have an exercise price.
(2)	Consists of four plans: the Long-Term Incentive Plan of Reliant Resources, Inc. (2001 LTIP), the Reliant Resources, Inc. 2002 Long-Term Incentive Plan (2002 LTIP), the Reliant Resources, Inc. Transition Stock Plan (Transition Plan) and the Reliant Resources, Inc. Employee Stock Purchase Plan (ESPP). No future grants may be made under the 2001 LTIP and the Transition Plan.
(3)	Consists of 18,319,197 stock options, 2,009,861 shares of time vesting restricted stock units and 491,317 performance vesting restricted stock units at an assumed maximum level of performance. Payouts of performance vesting restricted stock units are dependent upon an application of a performance multiplier (from 0 to 1.5) determined based on our total stockholder return relative to a peer competition group over a three-year period.
(4)	Includes 15,921,609 and 13,198,979 shares issuable under the 2002 LTIP and the ESPP, respectively. The number of shares authorized for issuance under the 2002 LTIP is 17,500,000, with no more than 25% available for grant as awards other than options. Shares subject to awards granted under the 2002 LTIP or the 2001 LTIP that are forfeited or terminated, exchanged for awards that do not involve common stock or expire unexercised, or are settled in cash in lieu of common stock, again become available for awards under the 2002 LTIP.
(5)	Consists of the Reliant Resources, Inc. 2002 Stock Plan (2002 Stock Plan) which was adopted by the Board and did not require stockholder approval. The Board authorized 6,000,000 shares for grant upon adoption of the 2002 Stock Plan. To the extent these 6,000,000 shares were not granted in 2002, the excess shares were canceled. An additional 6,000,000 shares were authorized for 2003, with no more than 25% available for grant as awards of restricted stock and non-restricted grants of common stock or units denominated in common stock. The total number of shares available for future issuance is adjusted for new grants, exercises, forfeitures, cancellations and terminations of outstanding awards under the plan throughout the year. We do not plan to submit future requests for authorization of additional shares under the 2002 Stock Plan.
Awards granted under the 2002 Stock Plan may be granted singly, in combination or in tandem and may consist of stock options, stock appreciation rights, time vesting restricted stock awards, performance vesting restricted stock awards and cash awards. All employees other than the Company officers subject to Section 16 of the Securities Exchange Act of 1934 as amended, are eligible for awards under the 2002 Stock Plan. The 2002 Stock Plan is administered by the Compensation Committee, which may delegate to officers of the Company certain of its duties, powers and authority. Awards are not transferable or assignable except (i) by law, will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the approval of the Committee.

Employment Agreements

We have entered into severance and/or employment agreements with our executive officers as a means of attracting and retaining certain key employees. The following is a description of the terms and conditions under our severance and/or employment agreements with each of the executive officers named in the summary compensation table.

Severance Agreements. We have entered into severance and/or employment agreements with each of the named executive officers. As required by its charter, the Compensation Committee of our Board has reviewed and approved each of these agreements. The severance agreement of Mr. Jacobs will become effective upon the expiration of his present employment agreement (described below) on July 31, 2005.

The severance agreements provide for payments and other benefits upon a “Covered Termination,” defined as:

•	Termination of the executive’s employment by the Company that did not result from death, disability or termination for cause; or

•	Termination by the executive for “Good Reason” following a change of control (as defined in the severance agreement).

“Good Reason” is defined as a (i) a significant reduction in duties and responsibilities, (ii) a reduction in annual base salary, (iii) the failure by the executive’s employer to continue certain benefits and material compensation plans (or comparable benefits plans), or (iv) a change in the location of the executive’s principal place of employment (generally a relocation of more than 50 miles).

If the payment obligations under the severance agreement are triggered, we are required to provide the following severance benefits:

•	A cash severance payment equal to the product of a multiple (3 in the case of Messrs. Staff, Harvey and Jacobs and 2 in the case of Messrs. Jines and Robb) times the sum of (i) the executive’s base salary in effect immediately prior to the termination of his employment or, if higher, the base salary in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (“Salary”) and (ii) the product of salary multiplied by target annual incentive compensation percentage under our Annual Incentive Compensation Plan (or any successor plan) (“AICP”);

•	A pro rated bonus equal to the product of (i) the executive’s “Salary” and (ii) the executive’s target percentage under the AICP in effect immediately prior to the termination of his employment or, if higher, the base salary in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason. The foregoing product is prorated based on the number of days the executive was employed during the bonus year in which his employment was terminated;

•	Any benefits that the executive would have been entitled to receive immediately upon a change of control or, if earlier, a Covered Termination, with respect to any equity based compensation in accordance with applicable plans and agreements;

•	Continuation of life insurance, medical, dental and vision benefits for the executive and his/her eligible dependents at the active employee rate for a period of (i) 3 years following the date of the executive’s Covered Termination which occurs following a change of control or (ii) 18 months following any other Covered Termination; and

•	Outplacement fees (up to $100,000 for Messrs. Staff, Harvey and Jacobs and up to $50,000 for Messrs. Jines and Robb) incurred within 24 months of termination, financial planning services for a specified period following termination, and legal fees.

The severance agreements provide for “gross-up payments” intended to reimburse the executive for any excise taxes imposed by Section 4999 of the Internal Revenue Code in connection with the agreement.

Other Agreements with Named Executive Officers.

Mr. Harvey. In addition to the standard severance agreement terms, Mr. Harvey has the right to terminate his employment and receive severance benefits if, without regard to a change in control, any of the following events occur: (i) assignment to Mr. Harvey of duties inconsistent with his position, authority, duties or responsibilities; (ii) removal of Mr. Harvey from his current duties; (iii) action that results in a diminution in position, authority, duties, status or responsibilities; (iv) reduction in his annual base salary; (v) reduction in annual bonus opportunity; (vi) relocation outside of Houston; (vii) failure to continue benefits; or (viii) failure to provide adequate support staff. Mr. Harvey’s severance agreement also provides that, in connection with any event that results in his being entitled to collect severance benefits, he will become fully vested in each outstanding stock option, restricted stock, performance share and other equity award from us granted prior to January 1, 2004 (including, without limitation, the grant of 212,000 shares of restricted stock made to him in May 2003). The agreement also extends the term under which Mr. Harvey can exercise his vested stock option grants following a covered termination (as defined under his employment agreement) from 90 days to a term equal to the original term of the stock option grant (typically a ten-year term from the date of issuance). Pursuant to a separate arrangement entered into with Mr. Harvey at the time of his initial employment with the Company, we credited an amount equal to $481,000 to Mr. Harvey’s nonqualified retirement plan on May 31, 2003.

Mr. Jacobs. In July 2002, we entered into an employment agreement with Mr. Jacobs. Under the agreement, we agreed to employ Mr. Jacobs in the capacity of Executive Vice President and Chief Financial Officer. The employment agreement terminates on July 31, 2005. Upon termination, the employment agreement will be replaced by a severance agreement (as described above).

The employment agreement provides that Mr. Jacobs’ short-term incentive bonus target under our AICP is 100% of his annual base salary with a maximum payout of 2 times target. In addition, the agreement provides for the payment of a special retention bonus of $650,000 upon the expiration of the agreement, with interest at the rate of 7% per annum, compounded annually, until paid. The retention bonus is subject, with certain exceptions, to Mr. Jacobs’ remaining in active employment with us through July 31, 2005. Pursuant to the employment agreement, we also granted to Mr. Jacobs the specified number of stock options, time-based restricted stock shares and performance shares identified in the summary compensation table and notes thereto

The agreement also provides for payment of a “Target Bonus” to Mr. Jacobs. The Target Bonus is calculated by adding the fair market value of (i) the initial restricted stock awards to Mr. Jacobs (205,488 shares of common stock) plus (ii) the initial stock option grants to Mr. Jacobs (179,334 options to purchase common stock). If the value of the grants does not exceed $1,850,000 on July 31, 2005, we will pay Mr. Jacobs a lump sum cash payment equal to the difference.

Mr. Jacobs can terminate his employment for “Good Reason,” which is defined to include (i) a reduction in base salary, (ii) if Mr. Jacobs is no longer reported by the Company pursuant to the Securities Exchange Act of 1934 among our 5 highest compensated officers; or (iii) an adverse change in his duties, responsibilities and status. Upon termination of employment without cause or good reason, Mr. Jacobs is entitled to receive a severance amount that includes (i) a lump sum payment equal to three-times the sum of his base salary and short-term incentive bonus, and (ii) the product of his base salary and target incentive award opportunity under the applicable short-term incentive bonus plan in effect immediately prior to termination with the product of such amounts being pro rated based on the number of days that Mr. Jacobs was employed during the bonus year in which his employment was terminated.

Arrangements entered into with Former CEO. Mr. Letbetter, our former chief executive officer, entered into a severance agreement with the Company on January 14, 2003 on substantially the same terms as the base severance agreement discussed above.

In connection with his resignation in April 2003, the board approved an amendment to Mr. Letbetter’s severance agreement in order to facilitate his transition out of the Company. The amended severance agreement provided for (i) a cash severance payment of $6.9 million; (ii) payment of a pro rated bonus for 2003 ($747,946); and (iii) vesting of his restricted stock units in April 2004 provided he does not breach a non-competition agreement. Additionally, in accordance with the terms of his stock option grant awards, all of his unvested options immediately vested upon his resignation. Mr. Letbetter is entitled to receive certain benefits under deferred compensation plan arrangements entered into with our former parent company but for which we have assumed liability. We will pay him his accrued benefits under these plans in 15 annual installments of $49,152.

Following his retirement, Mr. Letbetter entered into a consulting agreement with us under which he was paid an aggregate of $1,000,000 for one year. In April 2004, we terminated this agreement.

Certain Relationships and Related Transactions

In connection with Robert W. Harvey’s initial employment, he was loaned $250,000 which loan was assumed by us. This loan bears interest at a rate of 8% and principal and interest are to be forgiven in annual installments through May 2004 so long as Mr. Harvey remains employed by us or one of our subsidiaries as of each relevant anniversary of his employment date. This arrangement was entered into prior to the adoption of the Sarbanes-Oxley Act of 2002. The amount of loan forgiveness for the year ended December 31, 2003 was $52,040 and the total amount of loan forgiveness was $237,432. As of April 26, 2004 the outstanding principal balance was $50,000.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to the Company. The brother of Stephen W. Naeve, a former executive officer of the Company, is a partner at Skadden, Arps, Slate, Meagher & Flom LLP. Fees paid by the Company to Skadden, Arps, Slate, Meagher & Flom LLP were $4,843,622 for 2003.

In 2003, we paid legal fees to Baker Botts that represented approximately 3% of the firm’s consolidated gross revenues in that year. Mr. Barnett is a retired partner of the firm. He holds the title of Senior Counsel in recognition of his past contributions and services to the firm and his involvement in numerous charitable and community activities. As a retired managing partner, he retains an office and secretary at the firm. Effective as of the date of our Annual Meeting, Mr. Barnett will relinquish his title as Senior Counsel.

Report of the Compensation Committee of the

Board of Directors on Executive Compensation

Overview

The Compensation Committee of the Board of Directors (the “Committee”) reviews the Company’s compensation practices and policies, annually reviews and approves (subject to ratification by the independent directors of the Board) the compensation of the Chief Executive Officer, annually reviews and approves the compensation for the Company’s other senior executives, evaluates the performance of the Chief Executive Officer, and annually prepares this report on executive compensation for inclusion in the proxy statement. The Board of Directors determines the Committee’s membership.

In its report, the Committee presents the following:

•	Compensation Committee Responsibilities—This discussion includes a summary of the responsibilities of the Committee with respect to executive compensation.

•	Executive Compensation Philosophy—This discussion includes compensation policies applicable generally to the Company’s executive officers, including the specific relationship of the Company’s performance to executive compensation during 2003.

•	Compensation of the Chief Executive—This discussion includes the Committee’s bases for Chief Executive Officer compensation in 2003, including the relationship to the Company’s performance in 2003. In April 2003, Mr. Letbetter resigned as the Company’s Chief Executive Officer and Chairman of the Board and Mr. Staff became the Company’s Chief Executive Officer and Chairman of the Board, initially on an interim basis. Mr. Staff was named permanent Chief Executive Officer and Chairman of the Board in August 2003. Accordingly, the report of the Committee discusses the Committee’s determinations of both Mr. Letbetter’s and Mr. Staff’s compensation.

Compensation Committee Responsibilities

The charter of the Compensation Committee, which is available on the Company’s Investor Relations website through a link at http://www.reliant.com/corporate, gives the Committee direct responsibility to:

•	Review, evaluate, and approve the agreements, plans, policies and programs of the Company to compensate the officers and directors of the Company;

•	Oversee plans, policies and programs of the Company to compensate the employees of the Company;

•	Produce a report on executive compensation each year and to publish the report in the Company’s proxy statement for its Annual Meeting of stockholders; and

•	In consultation with the non-management members of the Board, evaluate the performance of the Chief Executive Officer; in consultation with the Chief Executive Officer, evaluate the Company’s executive management; set the compensation of the Chief Executive Officer and such other members of the Company’s executive management as it deems appropriate; and otherwise discharge the Board’s responsibilities relating to compensation of the Company’s officers and directors.

The Committee’s specific responsibilities include:

•	Setting the compensation of the Chief Executive Officer and such other members of executive management as the Committee deems appropriate, including the annual base salary, annual incentive opportunity level, long-term incentive opportunity level and special or supplemental benefits;

•	Taking steps to modify any executive compensation program to ensure payments and benefits are reasonably related to executive and corporate performance and are comparable to programs of peer businesses;

•	Approving all executive officer employment agreements, severance arrangements, and change-in-control agreements and provisions;

•	Recommending to the Board the form and amount of director compensation, taking into account the Company’s belief that director compensation should encourage ownership of the Company’s stock and should be competitive with comparable companies; and

•	Ensuring that stockholders are given the opportunity to vote on equity-compensation plans, as required by law, applicable listing standards, the Company’s certificate of incorporation or bylaws or the Company’s Corporate Governance Guidelines.

In carrying out its responsibilities, the Committee is authorized to engage, and has engaged, outside advisers to consult as the Committee deems appropriate.

Executive Compensation Philosophy

The Committee believes that compensation for executives should (a) be competitive with other companies in order to attract, motivate and retain the talent needed to lead and grow the Company’s business; (b) be based on performance of the individual and performance of the business; (c) provide a strong incentive for key managers to achieve the Company’s goals; and (d) make prudent use of the Company’s resources. The Committee further believes that a substantial portion of executive compensation should be comprised of variable, at-risk elements with the majority of such elements being based on the Company’s long-term success.

In making compensation decisions, the Committee also reviews and considers compensation data for executives at other leading merchant energy companies, corporations of a size comparable to the Company and companies with whom the Company must compete in hiring and retaining executive management. For 2003, the Committee considered compensation data from Duke Energy Corp., Dynegy, Inc., Entergy Corporation, El Paso Corp., Mirant Corp. and The Williams Companies, Inc. All of these companies, other than Entergy Corporation, are included in the composite group index shown on the performance graph.

Components of Executive Compensation

The compensation program for executive officers of the Company consists of the following components: base salary, annual incentive cash payment awards, and long term incentive awards consisting of stock options, restricted stock awards and cash awards.

Base Salary

The Committee annually reviews the base salaries of the Company’s executive officers. The Committee approves adjustments in base salaries based on a variety of factors, including comparative compensation data from the foregoing peer group companies, results of operations and financial performance, and the Committee’s assessment of the performance, skills and responsibilities of individual executive officers.

For 2003, the Committee elected not to make changes in the base salaries of its executive officers (other than Mr. Staff, who transitioned from interim to permanent Chief Executive Officer of the Company in August 2003, and Mr. Jacobs). The increase in Mr. Jacob’s compensation was based primarily on the Committee’s assessment of Mr. Jacob’s performance and a comparison to similarly-situated executives within the Company.

Annual Incentive Compensation

The purpose of the Company’s 2002 Annual Incentive Compensation Plan for Executive Officers (AICP) is to encourage a high level of corporate performance through the establishment of predetermined corporate and other goals, the attainment of which requires a high degree of competence and diligence on the part of the

Company’s executive officers. Payment of AICP awards, which is calculated as a specified target percentage of the participant’s base salary, is subject to the satisfaction of the specified performance goals and achievement levels.

For 2003, the Committee established two AICP performance goals for the purpose of determining eligibility for funding of awards. The first goal required the Company to enter into a restructured credit facility with no default clauses triggered (unless subject to a waiver). The Committee established an achievement level for this goal of 0% or 100%. The second goal required the Company to meet specified adjusted earnings targets for the fiscal year 2003. The adjusted earnings targets (and corresponding achievement levels) were: $0.60 per share (25%), $1.00 per share (50%), and $1.20 per share (100%). In March 2004, the Committee determined that Company had earned a total achievement level of 138% based on the successful completion of a restructured credit facility and adjusted earnings per share of $0.81. In determining individual award amounts under the AICP, the Committee also took into account the performance and contributions of individual employees to the Company.

Long-Term Incentives

The purpose of the Company’s 2002 Long-Term Incentive Plan (LTIP), which was approved by the Company’s stockholders in 2002, is to further the interest of the Company and its stockholders by providing incentives in the form of awards to key employees in order to recognize outstanding performances and individual contributions and give participants in the plan an interest parallel to that of stockholders. Awards available under the LTIP consist of stock options, stock appreciation rights, restricted stock, common stock, and cash.

In 2003, each of the Company’s executive officers received grants under the LTIP comprised of approximately equal amounts of stock options and restricted stock. In total, the number of grants awarded to the Company’s executive officers amounted to 1,272,000 shares of restricted stock and 1,289,000 shares of stock subject to stock options. The exercise price for each stock option, as determined by reference to the closing price for the Company’s stock on the date of the grant, is $3.505. For each executive officer, the Committee considered the number of shares received by each officer in the prior year, without adjustment for the interim decline in the market value of the Company’s common stock.

Recent Executive Compensation Policy Actions

In February 2004, the Committee granted performance awards to 26 key employees of the Company (including each of the Company’s named executive officers) under a Key Employee Award Program (“Key Employee Program”) established under the LTIP. The Key Employee Program is intended to provide incentives to the group of key executive and other officers expected to be significant contributors to the achievement of the Company’s three-year strategic plan.

Under the Key Employee Program, participants received an aggregate of 93 award units ranging from a minimum of one to a maximum of 16 units per participant. Each unit consisted of the following targeted awards: (i) 68,000 stock options (exercise price of $8.135 per share); (ii) 16,000 shares of restricted stock; and (iii) 16,000 cash performance units (convertible into a cash amount equal to the market value of one share of the Company’s common stock on the date of vesting). Participants in the Key Employee Program are not eligible to receive additional LTIP grants until December 31, 2006. Awards granted under the Key Employee Program are forfeited if the participant ceases for any reason to be an employee of the Company before the award vests except in connection with a change of control. Pursuant to the Key Employee Award Program, the Committee granted the following awards to the executive officers of the Company named in the summary compensation table: Mr. Staff (16), Mr. Harvey (9), Mr. Jacobs (9), Mr. Jines (4) and Mr. Robb (5).

No awards will be granted under the Key Employee Program unless the Company meets specified qualitative and quantitative performance goals. These goals include achieving an adjusted debt to adjusted

EBITDA ratio of at least 3.5 as of December 31, 2006, subject to Committee discretion based on market conditions, delivering superior customer value and building of a great company for which to work. The amount of payout (60% to 140% of the targeted award) will depend on the Company’s achievement of the performance goals as determined in the Committee’s discretion. The Committee can increase or decrease payout percentages if it determines it would be in the Company’s best interest to do so.

Limitation of Deductions

Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid to the Company’s named executive officers to $1,000,000 per year for federal income tax purposes, but contains an exception for certain performance-based compensation. In making compensation decisions, the Committee considers the potential deductibility of proposed compensation arrangement for the Company’s executive officers. However, the Committee may elect to approve non-deductible compensation arrangements if the Committee believes that such arrangements are in the best interests of the Company and its stockholders. As part of its analysis, the Committee may take into account a variety of factors, including the Company’s ability to utilize the deduction based on projected taxable income.

Compensation of the Chief Executive Officer

The Board of Directors appointed Mr. Staff as the Company’s permanent Chief Executive Officer and Chairman of the Board in August of 2003. Between April 2003 and August 2003, Mr. Staff served as the Company’s interim Chief Executive Officer.

The Committee determined the compensation of Mr. Staff in accordance with the compensation principles and plans discussed in this report and the Compensation Committee’s charter. In making its compensation decision, the Committee also relied upon an analysis prepared by a compensation consultant retained by the Committee. The analysis took into consideration a number of factors, including (i) the significant financial, legal and regulatory challenges faced by the Company and (ii) the Committee’s wish to present a competitive pay package containing an equity element that would strengthen the alignment between Mr. Staff’s interests and those of the stockholders. On the basis of the foregoing, and the consultant’s review of the compensation paid to other chief executive officers, the consultant concluded that Mr. Staff’s compensation fell close to the median of the market in terms of value as determined by reference to the peer companies identified earlier in this report.

Determination of Base Salary

Prior to his appointment as the Company’s full-time Chief Executive Officer and Chairman of the Board, Mr. Staff did not receive a base salary; in lieu of a salary, the Committee granted Mr. Staff 550,315 stock options that vested monthly over the period of one year from the date of grant.

Following his full-time appointment, the Committee approved a base salary for Mr. Staff of $1,000,000 effective August 11, 2003. In determining the amount of the base salary, the Committee took into account Mr. Staff’s performance as the Company’s interim Chief Executive Officer as well as the criteria described above.

Determination of Annual Incentive Payment

The Committee established a target AICP award for Mr. Staff equal to 100% of his base salary. In addition to the general performance targets established by the Committee for all executive officers, the Committee designated the following additional performance goals for Mr. Staff:

1.	Demonstrate substantial progress toward resolving major legal and regulatory issues and develop road map for ultimate resolution.

2.	Complete and present to the Board a comprehensive 3-year strategy for the Company including (a) complete design of the wholesale business model and (b) develop and implement an ERCOT supply strategy.

3.	Implement disciplined planning and accountability processes throughout the Company.

4.	Execute $140 million cost reduction plan and initiate process improvements that will contribute significantly to 2004 earnings.

5.	Ensure Company values and importance of compliance are understood and honored throughout the organization.

On March 30, 2004, the Committee approved an AICP Award for Mr. Staff for 2003 performance in the amount of $833,333 which was 200% of his target award.

Determination of Long-Term Incentive Awards

On August 28, 2003, following Mr. Staff’s election as the Company’s permanent Chief Executive Officer and Chairman of the Board the Committee approved the base salary and annual incentive targets, and additional long term awards were approved consisting of (i) 633,125 stock options and (ii) 337,500 restricted shares.

Former Chief Executive Officer

In 2003, the Committee made no changes to the base salary of the Company’s former chief executive officer, Mr. Letbetter, who resigned in April of that year. In addition, the Committee determined that Mr. Letbetter was not eligible to receive an AICP Award. The Board also made a long-term incentive award to Mr. Letbetter of 500,000 stock options and 500,000 shares of restricted stock.

In April 2003, the Company announced that Mr. Letbetter had resigned as the Company’s Chairman of the Board and Chief Executive Officer. For information regarding the terms of Mr. Letbetter’s severance agreement, reference is made to “Employment Agreements—Arrangements entered into with Former CEO” as set forth in this proxy statement.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Compensation Committee*

William L. Transier, Chairman
E. William Barnett
Steven L. Miller

*	From January 2003 through April 2003, Mr. Staff served as Chairman of the Compensation Committee. Upon his appointment as interim Chief Executive Officer and Chairman of the Board, Mr. Staff resigned from the Committee and Mr. Transier was named the Chairman of the Committee. Mr. Miller was elected a member of the Compensation Committee by the Board in October 2003.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee as of the date of this proxy statement is or has been an officer or employee of the Company. In early 2003, Mr. Staff was a member of the Committee; however, he resigned effective upon his assumption of the position of interim Chief Executive Officer of the Company.

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached as Appendix A to the proxy statement.

Each member of the Audit Committee is an independent director as determined by the Board of Directors, based on New York Stock Exchange listing rules. Each member of the Committee also satisfies the Securities and Exchange Commission’s (“SEC”) additional independence requirements for members of audit committees. In addition, our Board of Directors has designated Ms. Laree E. Perez and Mr. William L. Transier as “audit committee financial experts,” as defined by SEC’s rules.

In the performance of its oversight function of the Company’s financial reporting and disclosure, the Audit Committee has reviewed and discussed with management and the independent auditors the annual and all quarterly financial statements prior to their issuance in the Company’s periodic reports filed with the SEC. In connection with such financial statement and disclosure reviews, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussions with the independent auditors of the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee), including the quality of the Company’s accounting principles, the reasonableness of management’s significant accounting judgments and estimates and the clarity and completeness of disclosures in the financial statements.

In addition, the Audit Committee has received from the independent auditors written disclosures and a letter as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent auditors their independence from the Company and its management, and considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Laree E. Perez (Chairman)
Donald J. Breeding*
William L. Transier

*	The Board of Directors elected Mr. Breeding a member of the Audit Committee in May 2003. Prior to April 30, 2003, Mr. Staff was a member of the Audit Committee. He resigned from the committee following his appointment as interim Chief Executive Officer and Chairman of the Board.

Principal Accounting Firm Fees.

The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, “Deloitte & Touche”) for 2002 and 2003:

	2002	2003
Audit Fees	$5,346,560	$4,985,279
Audit-Related Fees	674,473	712,902
Tax Fees	404,030	1,370,202
All Other Fees	3,922,399	343,802

Total	$10,347,462	$7,412,185

Audit Fees. This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, audit procedures related to restatements of prior periods, reviews of offering documents and registration statements for senior and convertible notes and issuance of related comfort letters and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees. This category consists of assurance and related services by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits, subsidiary audits and consultation with respect to accounting processes.

Tax Fees. This category consists of professional services rendered by Deloitte & Touche for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees. This category consists of fees for system design and implementation projects related to our retail operations, business insurance claims consulting and other miscellaneous items. These fees include approximately $761,541 of financial information systems design and implementation fees for 2002. In addition to the service fees presented above, we purchased software and hardware from Deloitte & Touche affiliates in 2002 and 2003. The purchases, which totaled $5,253,586 and $2,545,950 for 2002 and 2003, respectively, were competitively bid.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All audit services, non-audit services and related fees were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for review and pre-approval by the Audit Committee of all audit services, non-audit services and related fees conducted by our independent public accountants.

Other Matters

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Our Board does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best, unless authority to do so is withheld by you in the proxy card.

Additional Information

Stockholder Proposals. Our bylaws require advance notice of proposals by stockholders to be presented for action at an annual meeting. In the case of the 2005 annual meeting, the required notice must be received by our corporate secretary between December 4, 2004 and March 4, 2005; however, if you would like such proposal to be included in our 2005 Proxy Statement, the proposal must also be received on or before January 4, 2005, see “-Deadline for Inclusion in 2005 Proxy Statement” below. Our bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a stockholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. A copy of our bylaws describing the requirements for notice of stockholder proposals may be obtained by writing our corporate secretary.

Our bylaws provide that a stockholder may nominate a director for election if the stockholder sends a notice to our corporate secretary identifying any other person making such nomination with the stockholder and providing proof of stockholder status. This notice must be received at our principal executive offices between December 4, 2004 and March 4, 2005. The stockholder must also provide the information about the nominee that would be required to be disclosed in the proxy statement. We are not required to include any stockholder-proposed nominee in the proxy statement. A copy of our bylaws describing the requirements for nomination of director candidates by stockholders may be obtained by writing our corporate secretary.

Deadline for Inclusion in 2005 Proxy Statement. Although, as discussed above, our bylaws allow a stockholder to present notice of a proposal to be acted on at a stockholder meeting from December 4, 2004 until March 4, 2005, Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. In general, under Rule 14a-8 a proposal for a regularly scheduled annual meeting must be received at the company’s principal executive offices not less than 120 calendar days before the date of the company’s proxy statement released to stockholders in connection with the previous year’s annual meeting or, if the company did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, a reasonable time before the company begins to print and mail its proxy materials. For a special meeting, the deadline is a reasonable time before the company begins to print and mail its proxy materials. In addition to complying with the applicable deadline, stockholder proposals must also be otherwise eligible for inclusion.

We expect to hold our 2005 annual meeting on or about June 2, 2005, which is a change of not more than 30 days from this year’s annual meeting. As a result, any stockholder who intends to present a proposal at the 2005 annual meeting and who requests inclusion of the proposal in our 2005 proxy statement and form of proxy in accordance with applicable SEC rules should file the proposal with us by January 4, 2005.

Where to Submit Stockholder Proposals. If you would like to submit a stockholder proposal, you may do so by sending the proposal in writing during the periods specified above to the attention of our Corporate Secretary via mail to Reliant Energy, Inc., 1000 Main Street, 12th Floor, Houston, Texas 77002 or via facsimile to (713) 497-0140

Multiple Stockholders Sharing the Same Address. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to these stockholders. This practice, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Currently, some brokers “household” proxy materials sent to stockholders who hold their shares indirectly through a broker or nominee, delivering a single proxy statement to multiple stockholders sharing an address. Any registered stockholder (that is, a stockholder holding shares in his/her name) who shares an address with another registered stockholder who wishes to receive a separate copy of future proxy statements should return the attached proxy card and indicate on such card that he/she prefers not to participate in the “householding” program.

Proxy Solicitation Costs. We have retained Innisfree M&A Incorporated (“Innisfree”), 501 Madison Avenue—20th Floor, New York, New York, 10022, to aid in the solicitation of votes. For these services, we will pay Innisfree a fee of $10,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. Certain of our directors, officers and employees may solicit proxies by further mailing, telephone, telex, facsimile, electronic means or personal contact.

Annual Report to Stockholders

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2003, accompanies the proxy material being mailed to all stockholders. The annual report is not a part of the proxy solicitation material.

Additional Information about the Company

From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:

•	Our main Internet site, located at http://www.reliant.com, contains product and marketing data as well as job listings. A link to our investor relations site can be found at http://www.reliant.com/corporate. Our investor relations site contains company press releases, earnings releases, financial information and stock quotes, as well as links to our SEC filings.

•	You may read and copy the proxy statement at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov.

•	To have information such as our latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, contact investor relations at (713) 497-7000 or via our website which can be reached through a link located at the following web address: www.reliant.com/corporate.

By order of the Board of Directors,

Michael L. Jines Senior Vice President, General Counsel and Corporate Secretary

Houston, Texas

April 29, 2004

APPENDIX A

RELIANT ENERGY, INC.

AUDIT COMMITTEE CHARTER

(as amended and restated as of March 31, 2004)

The Board of Directors of Reliant Energy, Inc. (the “Company”) has established the Audit Committee of the Board and has adopted this Charter, which is dated July 7, 2003 as amended effective March 31, 2004, and reflects the Company’s current circumstances and current “best practices.” It is the intention of the Board that this Charter be a dynamic document, to be regularly reviewed and updated to ensure that it represents evolving “best practices” on a basis consistent with the Reliant Resources, Inc. Statement of Objectives, as set forth below:

The objective of the Board of Directors (the “Board”) is to govern the affairs of the Company for the benefit of our shareholders and other constituencies, including our employees, customers and the communities in which we do business. The Board strives to ensure the success and continuity of the Company’s business by electing qualified management and fostering an environment in which the Company’s activities are conducted in a legally-compliant, responsible and ethical manner.

Strong principles of corporate governance are critical to achieving these objectives. Accordingly, the Board has committed to:

•	High Corporate Governance Standards—Engaging in conduct that conforms to current corporate governance standards and monitoring evolving standards of corporate governance in an effort to substantially exceed the consensus view of the minimally-acceptable standards;

•	Responsible Decision Making—Acting in the best interests of the Company and its shareholders, taking into account the effect of its actions on the Company’s employees, customers, the environment and the communities in which it operates;

•	Transparency in Reporting—Ensuring transparency in the Company’s reporting of its financial condition and results of operations, business activities and other disclosure by the Company to regulatory authorities, shareholders and other constituencies; and

•	Ethical Behavior—Conducting the Company’s business in a fashion consistent with the highest standards of ethical conduct and in such a fashion that complies with both the letter and the spirit of the applicable laws, rules and regulations.

I. Purposes

The purposes of the Audit Committee are:

1. To oversee the quality and integrity of the financial statements;

2. To oversee the Company’s compliance with legal and regulatory requirements;

3. To oversee the qualifications and independence of the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in the Company’s Annual Report on Form 10-K (referred to herein as the “independent public accountants”);

4. To oversee the Company’s compliance program and the activities of the Corporate Compliance Officer and Chief Risk Officer;

5. To oversee the performance of the Company’s internal audit function and independent public accountants; and

6. To perform such other duties as are directed by the Board.

The Audit Committee shall prepare annually a report meeting the requirements of any applicable regulations of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement relating to its annual meeting of shareholders.

II. Membership

The Audit Committee shall be comprised of three or more Directors, as determined by the Board. Audit Committee members are appointed by the Board upon recommendation of the Nominating & Governance Committee, and shall serve until their successors are duly elected and qualified. Each member of the Audit Committee shall be qualified to serve on the Audit Committee pursuant to the requirements of the New York Stock Exchange (the “NYSE”), and shall also satisfy any additional requirements deemed appropriate by the Board. No member shall serve on an audit committee of more than two other public companies.

Each member shall be (or shall become within a reasonable time after appointment) financially literate, as the Board, in its business judgment, interprets the term. Additionally, at least one member of the Audit Committee must have “accounting or related financial management expertise,” as the Board, in its business judgment, interprets the term. Either at least one member of the Audit Committee must be an “audit committee financial expert” (as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”)) or the fact that the Audit Committee has no financial expert must be disclosed in the Company’s SEC filings. The Board may presume that a person who is an “audit committee financial expert” as defined by the SEC’s rules has accounting or related financial management expertise. Members of the Audit Committee may enhance their familiarity with finance and accounting principals by participating in educational programs that the Company or an outside consultant conducts.

Notwithstanding the foregoing membership requirements, no action of the Audit Committee shall be invalid by reason of any such requirement not being met at the time such action is taken.

III. Meetings and Structure

The Audit Committee shall meet at least four times per year to review the financial information of the Company, consistent with its duties and responsibilities, and as many additional times as the members deem necessary. Members are expected to regularly attend Audit Committee meetings, and to spend the time needed to properly discharge their responsibilities. An Audit Committee member who is unable to attend an Audit Committee meeting is expected to notify the chairperson of the Audit Committee prior to the meeting.

The schedule for each Audit Committee meeting shall be furnished to all directors, and the agenda for each Audit Committee meeting shall be furnished to the Audit Committee members as well as to the chairperson of each other committee of the Board. Additionally, all non-management directors are invited to attend every meeting of the Audit Committee and receive copies of all materials distributed at such meetings, with the understanding that non-management directors that do not sit on the Audit Committee will have only observer status. The Audit Committee may meet in person, by telephone conference call, or in any other manner in which the Board is permitted to meet under law or the Company’s bylaws.

Information and data important to the Board’s understanding of the business to be conducted at an Audit Committee meeting should be distributed in writing to the attendees before the meeting (taking into account that there may be exigent circumstances in which it is not possible to do so), and directors are expected to review these materials prior to the meeting. Materials should be physically delivered at least four calendar days prior to the meeting in question.

The Audit Committee shall meet periodically with management (including not less than annually with each of the Chief Executive Officer and the Chief Financial Officer, meeting separately), the Company’s Controller, the Company’s Director of Internal Auditing, the Company’s Corporate Compliance Officer, the Company’s Chief Risk Officer and the independent public accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

The Board shall appoint one member of the Audit Committee as chairperson. The chairperson shall be responsible for leadership of the Audit Committee, including developing the agenda with the assistance of and in consultation with appropriate members of the Audit Committee and management, presiding over the meetings, making assignments and reporting to the Board. The agenda for each Audit Committee meeting shall provide for a meeting of the members of the Audit Committee in executive session. The chairperson will also maintain regular liaison with the Chief Executive Officer, the Chief Financial Officer, the lead audit partner of the Company’s independent public accountants and the Company’s Director of Internal Auditing.

Any vacancy on the Audit Committee shall be filled by majority vote of the Board. Audit Committee members may be removed only by a majority vote of the directors then in office who qualify as independent under NYSE listing standards.

A majority of the members of the Audit Committee shall constitute a quorum. The Audit Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. The Audit Committee may also act by unanimous written consent in lieu of a meeting.

IV. Authority and Responsibilities

The Audit Committee shall have the sole authority and responsibility with respect to the selection, engagement, compensation, oversight, evaluation and, where appropriate, dismissal of the Company’s independent public accountants. The independent public accountants report directly to and are accountable to the Audit Committee.

The Audit Committee shall have the authority to take all actions it deems advisable to fulfill its responsibilities and duties. The Audit Committee may form, and delegate some or all of its authority to, subcommittees as it deems appropriate; provided, however, that it shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Audit Committee as a whole. The Audit Committee shall have authority to obtain advice and assistance from internal or external legal, accounting or other advisors, as it deems necessary, without consulting or obtaining advance approval of any officer of the Company and without approval of the full Board. The Audit Committee shall have the authority to approve the fees and expenses of such advisors and have the Company pay such fees and expenses, as well as any administrative expenses of the Audit Committee.

If the Audit Committee retains an independent advisor, it must notify the Board and, if the Chief Executive Officer is not a member of the Board at such time, the Chief Executive Officer. The Audit Committee may request any officer or employee of the Company or any of its subsidiaries, the Company’s outside legal counsel, and the Company’s external auditors to meet with the Audit Committee or any member of the Audit Committee.

The Audit Committee shall be responsible for the resolution of any disagreements between the independent public accountants and management regarding the Company’s financial reporting.

The Audit Committee shall have the following duties and responsibilities:

Independent Public Accountants

1.	Be solely responsible for annually selecting and engaging the Company’s independent public accountants retained to audit the financial statements of the Company, with such selection to be submitted to the shareholders for ratification.

2.	Be solely responsible for reviewing the performance of the independent public accountants, including the lead partner and reviewing partner of the independent public accountants, and approving any proposed discharge of the independent public accountants when circumstances warrant.

3.	Be solely responsible for reviewing and approving in advance the plan and scope of the independent public accountants’ audits, non-audit services and related fees.

4.	Ensure the rotation of the audit partners as required by law. Evaluate periodically whether to rotate the Company’s independent audit firm. Engage in a dialogue with the independent public accountants to confirm that audit partner compensation is consistent with applicable SEC rules.

5.	Ensure the independent public accountants do not provide any services to the Company that are prohibited by applicable laws; carefully evaluate and continually reevaluate those permitted services provided by its accountants to ensure that they remain within the scope of services allowed by applicable laws and that they otherwise are consistent with and do not compromise the auditor’s independence.

6.	Establish hiring policies for employees or former employees of the Company’s independent public accountants.

7.	Periodically obtain and review a report from the independent public accountants regarding all relationships between the independent public accountants and the Company and discuss such report with the independent public accountants.

Review

8.	Review and approve the appointment, termination or replacement by management of a Director of Internal Auditing or, at the discretion of the Board, select and contract with an outside accounting firm to perform the function of an internal audit department.

Direct the scope of the duties of the Director of Internal Auditing or any outside accounting firm performing the function of an internal audit department, who shall report directly to the Audit Committee.

Periodically meet and review with the Director of Internal Auditing the regular internal reports to management prepared by the internal auditing department and the progress of activities and any findings of major significance stemming from internal audits.

In connection with any significant judgments made in management’s preparation of the financial statements, establish regular procedures of reporting to the Audit Committee as to appropriateness of such judgments by the Chief Financial Officer, the Chief Accounting Officer, the Director of Internal Auditing and/or any other officer of the Company that the Audit Committee deems appropriate.

9.	Review with management and the independent public accountants the Company’s quarterly or annual financial information prior to the filing of the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as the case may be, or prior to the release of earnings.

Discuss with financial management the Company’s earnings releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies, if any.

Review and discuss with management and the independent public accountants the disclosures made in management’s discussion and analysis of financial condition and results of operations in any of the Company’s reports on Form 10-Q and Form 10-K.

Establish regular and separate procedures of reporting to the Audit Committee by each of the Chief Financial Officer and the independent public accountants regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

10.	Upon completion of any annual audit, meet separately with the independent public accountants and management and review the Company’s financial statements and related notes, the results of their audit, any report or opinion rendered in connection therewith, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, any significant disagreements with management concerning accounting or disclosure matters and any significant adjustment proposed by the independent public accountants.

Regularly review with the Company’s independent public accountants any audit problems or difficulties and management’s response.

Review and consider with the independent public accountants and management the matters required to be discussed by Statement of Auditing Standards No. 61. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate.

Based on the foregoing review, make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K.

11.	Review any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Audit Committee regarding significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data.

12.	Review and discuss any internal control report prepared by management for inclusion in the Form 10-K.

13.	Review with management and the independent public accountants any significant transactions that are not a normal part of the Company’s operations and changes, if any, in the Company’s accounting principles or their application.

14.	At least annually, obtain and review a report by the independent public accountants describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

Financial Reporting Processes

15.	Periodically discuss separately with management, the independent public accountants and the internal auditors the adequacy and integrity of the Company’s accounting policies and procedures and internal accounting controls, the completeness and accuracy of the Company’s financial disclosure and the extent to which major recommendations made by the independent public accountants or the internal auditors have been implemented or resolved.

16.	Review and discuss with management, the Company’s independent public accountants and the internal auditors any reports from the independent public accountants on:

•	All critical accounting policies and practices used;

•	All material alternative accounting treatments of financial information within GAAP that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent public accountants; and

•	Other material written communications between the independent public accountants and management.

17.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices, and financial statement presentations as suggested by the independent public accountants, management, or the internal auditing department.

Review with the independent public accountants, the internal auditing department and management the extent to which such changes have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes, as the Audit Committee decides.

Process Improvement

18.	Conduct an annual self-evaluation to determine whether the Audit Committee and its members are functioning effectively.

The evaluation shall include a review and assessment of the adequacy of the Audit Committee’s charter. The Audit Committee shall develop an evaluation process and solicit evaluations from all members regarding the functioning of the Audit Committee at the end of each fiscal year. The Audit Committee shall report the results of the review to the Board and, if necessary, make recommendations to the Board to amend the Audit Committee Charter.

19.	Submit to an annual review and evaluation by the Board.

20.	Discuss with management and the Director of Internal Auditing policies with respect to risk assessment and risk management.

21.	Review with the independent public accountants, the internal auditors and management the adequacy and effectiveness of the disclosure controls and procedures of the Company and provide any suggestions that the Audit Committee might have for the improvement of such disclosure controls and procedures.

22.	Regularly apprise the Board, through minutes and special presentations as necessary, of significant developments in the course of performing these duties.

Ethical and Legal Compliance

23.	Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

Review any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Audit Committee regarding any fraud, including that which involves management or other employees who have a significant role in the Company’s internal controls.

Investigate at its discretion any matter brought to its attention by, without limitation by enumeration, reviewing the books, records and facilities of the Company and interviewing Company officers or employees.

24.	Review management’s monitoring of the Company’s compliance programs and evaluate whether management has review systems in place that are designed to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

25.	Review with the Company’s in-house or outside legal counsel any legal matter that could have a significant effect on the Company’s financial statements, including the status of pending litigation, taxation matters and other legal matters as may be appropriate.

Environmental Policies

26.	At least annually, review and discuss with management the Company’s environmental policies and initiatives relative to existing and proposed environmental legislation and regulations, and its compliance record with existing environmental legislation and regulations. As part of the review, the Committee will discuss with management the Company’s policies and initiatives, current and potential, relative to emissions, including SO2, NOx, mercury and CO2.

General

27.	Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and Bylaws, the rules of the NYSE applicable to its listed companies, and governing law as the Audit Committee or the Board deems necessary or appropriate.

V. Limitations

While the Audit Committee has the duties and responsibilities set forth in this Charter and management and the independent public accountants for the Company are accountable to the Audit Committee, it is not the duty of the Audit Committee to prepare or certify the financial statements, to plan or conduct audits or to determine the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of the independent public accountants and management.

In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee, in either instance absent actual knowledge to the contrary.

Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Audit Committee, except to the extent otherwise provided under applicable federal or state law.

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ê TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ê

RELIANT ENERGY, INC. (formerly Reliant Resources, Inc.)
ANNUAL MEETING OF STOCKHOLDERS – JUNE 2, 2004 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints Donald J. Breeding and Steven L. Miller and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Reliant Energy, Inc. held of record or in an applicable plan by the undersigned at the close of business on April 7, 2004, at the Annual Meeting of Stockholders to be held at the Doubletree Hotel-Allen Center, 400 Dallas Street, Second Floor, Houston, Texas, in Granger Ballroom A, at 9:00 a.m., Central Daylight Time, on Wednesday, June 2, 2004, or any postponement or adjournment thereof.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted for all of the nominees for director in Item 1, for Item 2 and against Item 3. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. If the undersigned has a beneficial interest in shares held in a 401(k) plan sponsored by Reliant Energy, Inc. or a current or former subsidiary, voting instructions with respect to such plan shares must be provided by 11:59 p.m. Central Daylight Time on May 27, 2004 in the manner described herein. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or Stockholders or any adjournment or postponement thereof.

IMPORTANT – THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

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RELIANT ENERGY, INC.

(formerly Reliant Resources, Inc.)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Reliant Energy, Inc.

common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Please call toll-free at 1-866-233-5368 on a touch-tone telephone and follow the simple recorded instructions. Then, if you wish to vote as recommended by the Board of Directors, simply press 1. If you wish to vote on each proposal separately, you need respond to only a few simple prompts. Your vote will be confirmed and cast as you directed. (Toll-free telephone voting is available for residents of the U.S. and Canada only. If outside the U.S. or Canada, call 1-610-889-0502.)

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/rri, and follow the simple instructions on the screen. Please note you must type an “s” after http.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR

3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Reliant Energy, Inc. c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156

ê TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ê

☒	Please mark your vote as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2						THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3
WITHHOLD AUTHORITY
1.	Election of directors	FOR			3.	Stockholder’s proposal regarding mandatory stock holding period by our executives	FOR	AGAINST	ABSTAIN
	01 - Laree E. Perez 02 –William L. Transier	☐	☐				☐	☐	☐
Instructions: To withhold authority for individual nominee(s), print name(s):

2.	Proposal to ratify Deloitte & Touche LLP as Reliant Energy, Inc.’s independent auditors for the fiscal year ending December 31, 2004	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date	, 2004

Signature

Signature

NOTE: Please sign exactly as your name or names appear hereon. For joint accounts each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title.